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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                         13d-2(b) (AMENDMENT NO. __)(1)

                    Under the Securities Exchange Act of 1934

                               EDGAR Online, Inc.
                             ----------------------
                                (Name of issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of class of securities)

                                     0-26071
                                   -----------
                                 (CUSIP number)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed: [ ] Rule 13d-1(b) [X] Rule 13d-1(c) [ ] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Albert E. Girod
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
Number of               5    Sole Voting Power
Shares                           2,082,500
Beneficially            --------------------------------------------------------
Owned by                6    Shared Voting Power
Each                             0
Reporting               --------------------------------------------------------
Person                  7    Sole Dispositive Power
With                             2,082,500
                        --------------------------------------------------------
                        8    Shared Dispositive Power
                                 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,082,500
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           --
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11.  Percent of Class Represented by Amount in Row (9)

          13.96%
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12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------


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Item 1(a).  NAME OF ISSUER:


            EDGAR Online, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            50 Washington Street, Norwalk, CT 06854

Item 2(a).  NAME OF PERSON FILING:

            Albert E. Girod

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
            RESIDENCE:

            11200 Rockville Pike, Suite 250, Rockville, MD 20852-3103

Item 2(c).  CITIZENSHIP:

            United States

Item 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

Item 2(e):  CUSIP NUMBER:

            0-26071

Item 3:     REPORTING PERSON:

            IN

Item 4.     OWNERSHIP:

            See responses to Items 5-11 on page 2 above.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON:

            Not Applicable



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Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH

            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY:

            Not Applicable

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP:

            Not Applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

Item 10.    CERTIFICATION:

            Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 7, 2000




                                       /s/ Albert E. Girod
                                       -------------------
                                       Albert E. Girod






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